Filed Pursuant to Rule 424(b)(3)
Registration No. 333-187470

COLE OFFICE & INDUSTRIAL REIT (CCIT II), INC.
SUPPLEMENT NO. 7 DATED MARCH 3, 2014
TO THE PROSPECTUS DATED SEPTEMBER 17, 2013
This document supplements, and should be read in conjunction with, the prospectus of Cole Office & Industrial REIT (CCIT II), Inc. dated September 17, 2013, Supplement No. 1 dated October 29, 2013, Supplement No. 2 dated November 15, 2013, Supplement No. 3 dated January 13, 2014, Supplement No. 4 dated February 3, 2014, Supplement No. 5 dated February 13, 2014 and Supplement No. 6 dated February 24, 2014. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.
The purpose of this supplement is to describe the following:

(1)	the status of the offering of shares of Cole Office & Industrial REIT (CCIT II), Inc.;
(2)	a recent real property investment; and
(3)	updates to our management.
OPERATING INFORMATION
Status of Our Public Offering
The registration statement for our initial public offering of 300,000,000 shares of common stock was declared effective by the U.S. Securities and Exchange Commission on September 17, 2013. Of these shares, we are offering 250,000,000 shares in our primary offering and up to 50,000,000 shares pursuant to our distribution reinvestment plan, subject to our ability to reallocate shares between our primary offering and our distribution reinvestment plan. During the month of February 2014, we had accepted investors’ subscriptions for, and issued, a total of approximately 97,000 shares of our common stock in the offering (including shares issued pursuant to the distribution reinvestment plan), resulting in gross proceeds to us of approximately $970,000. As of February 28, 2014, we had accepted investors’ subscriptions for, and issued, a total of approximately 381,000 shares of our common stock in the offering (including shares issued pursuant to the distribution reinvestment plan), resulting in gross proceeds to us of approximately $3.6 million. We have special escrow provisions for residents of Pennsylvania and Washington which have not been satisfied as of February 28, 2014 and, therefore, we have not accepted subscriptions from residents of Pennsylvania and Washington.
We will offer shares of our common stock pursuant to the offering until September 17, 2015, unless our board of directors terminates the offering at an earlier date or all shares being offered have been sold, in which case the offering will be terminated. If all of the shares we are offering have not been sold by September 17, 2015, we may extend the offering as permitted under applicable law. In addition, at the discretion of our board of directors, we may elect to extend the termination date of our offering of shares reserved for issuance pursuant to our distribution reinvestment plan until we have sold all shares allocated to such plan through the reinvestment of distributions, in which case participants in the plan will be notified. The offering must be registered in every state in which we offer or sell shares. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually. We reserve the right to terminate this offering at any time prior to the stated termination date.
PROSPECTUS UPDATES
Recent Real Property Investment
The following information supplements, and should be read in conjunction with, the section of our prospectus captioned “Prospectus Summary — Description of Real Estate Investments” on page 12 of the prospectus and the “Investment Objectives and Policies — Real Property Investments” section contained in Supplement No. 3 to the prospectus.
As of February 28, 2014, we, through our separate wholly-owned limited partnership, owned one property located in California, consisting of approximately 84,000 gross rentable square feet of corporate office space. The property was acquired through the use of proceeds from our initial public offering and proceeds from our revolving credit facility and related-party line of credit. We did not acquire any properties between February 1, 2014 through February 28, 2014.

Management
The following information supersedes and replaces the table of officers and key personnel of our advisor or certain affiliates on page 71 of the prospectus in the “Management — Our Advisor” section of the prospectus.

Name	Age*	Position(s)
Nicholas S. Schorsch	53	Chief Executive Officer
David S. Kay	47	President
Lisa E. Beeson	48	Chief Operating Officer
D. Kirk McAllaster, Jr.	47	Executive Vice President and Chief Financial Officer
John M. Pons	50	Executive Vice President and Secretary
Thomas W. Roberts	55	Executive Vice President and Head of Real Estate Investments
Kimberly J. Smith	51	Executive Vice President and General Counsel
Paul H. McDowell	52	President — Office and Industrial
Todd J. Weiss	41	General Counsel, Real Estate
* As of March 3, 2014.
The “Management — Our Advisor” section beginning on page 71 of the prospectus is supplemented with the following information.
Lisa E. Beeson has served as chief operating officer of our advisor since March 2014. In addition, Ms. Beeson serves in the following positions for certain other programs sponsored by Cole Capital and certain affiliates of Cole Capital:

Entity	Position(s)	Dates
CCI Advisors …………………………………	Chief Operating Officer	February 2014 — Present
Cole Capital Corporation …………………….	President and Treasurer	February 2014 — Present
CCPT I Advisors, CCPT III Advisors,
CCPT IV Advisors, Cole Income NAV
Strategy Advisors, CCPT V Advisors,
Cole Capital Partners, Cole Capital
Advisors ………………………………………	Chief Operating Officer	March 2014 — Present
Ms. Beeson joined ARCP in October 2013 as executive vice president and chief operating officer. Prior to joining ARCP, Ms. Beeson held the position of managing director and head of Global Real Estate M&A at Barclays, and previously occupied that same position at Lehman Brothers. Prior to joining Lehman Brothers, she was managing director at Morgan Stanley and Wachovia Securities. Over her 25 years of investment banking, Ms. Beeson has worked on transactions with an aggregate value exceeding $400 billion, including in excess of $150 billion in the lodging, gaming and various real estate sectors. Ms. Beeson has been the lead advisor on numerous real estate transactions.
John M. Pons has served as executive vice president and secretary of our advisor since February 2013 and also served as general counsel, real estate of our advisor from February 2013 until March 2014. In addition, Mr. Pons serves or served in the following positions for certain other programs sponsored by Cole Capital and certain affiliates of Cole Capital:

Entity	Position(s)	Dates
CCPT I …………………	Secretary Director	March 2004 — January 2011 March 2004 — May 2010
CCPT I Advisors ……….	Executive vice president and secretary Executive vice president, secretary and general counsel, real estate	March 2014 — Present January 2013 — March 2014
	Executive vice president, general counsel and secretary	September 2008 — January 2013
	Executive vice president, chief administrative officer, general counsel and secretary	October 2007 — September 2008
	Executive vice president, chief operating officer, general counsel and secretary	March 2007 — October 2007
	Senior vice president and general counsel	December 2005 — March 2007
	Senior vice president and counsel	August 2005 — December 2005

	Vice president, counsel and secretary	March 2004 — August 2005
CCPT II …………………	Secretary Director	September 2004 — November 2010 September 2004 — November 2004
CCPT II Advisors ……….	Executive vice president and secretary Executive vice president, secretary and general counsel, real estate	March 2014 — Present January 2013 — March 2014
	Executive vice president, general counsel and secretary	September 2008 — January 2013
	Executive vice president, chief administrative officer, general counsel and secretary	October 2007 — September 2008
	Executive vice president, chief operating officer, general counsel and secretary	March 2007 — October 2007
	Senior vice president and general counsel	December 2005 — March 2007
	Senior vice president and counsel	August 2005 — December 2005
	Vice president, counsel and secretary	September 2004 — August 2005
CCPT III Advisors ………	Executive vice president and secretary Executive vice president, secretary and general counsel, real estate	March 2014 — Present January 2013 — March 2014
	Executive vice president and general counsel	January 2008 — January 2013
	Chief operating officer	January 2008 — May 2008
CCI Advisors ……………	Executive vice president and secretary Executive vice president, secretary and general counsel, real estate	March 2014 — Present January 2011 — March 2014
	Executive vice president and general counsel, real estate	April 2010 — January 2011
CCPT IV Advisors ………	Executive vice president and secretary Executive vice president, secretary and general counsel, real estate	March 2014 — Present January 2013 — March 2014
	Executive vice president and general counsel, real estate	July 2010 — January 2013
Cole Income NAV
Strategy Advisors ……….	Executive vice president and secretary Executive vice president, secretary and general counsel, real estate	March 2014 — Present January 2013 — March 2014
	Executive vice president and general counsel, real estate	July 2010 — January 2013
CCPT V Advisors ……….	Executive vice president and secretary Executive vice president, secretary and general counsel, real estate	March 2014 — Present December 2012 — March 2014
Cole Capital Partners ……	Executive vice president and secretary Executive vice president, secretary and general counsel, real estate	March 2014 — Present January 2013 — March 2014
	Executive vice president, general counsel and secretary	September 2008 — January 2013
	Executive vice president, chief administrative officer, general counsel and secretary	October 2007 — September 2008
	Executive vice president, chief operating officer and general counsel	March 2007 — October 2007
	Senior vice president and general counsel	December 2005 — March 2007
	Senior vice president and counsel	August 2005 — December 2005
	Vice president and counsel	September 2003 — August 2005
Cole Capital Advisors …..	Executive vice president and secretary	March 2014 — Present
	Executive vice president, secretary and general counsel, real estate	January 2013 — March 2014
	Executive vice president, general counsel and secretary	September 2008 — January 2013
	Executive vice president, chief administrative officer, general counsel and secretary	October 2007 — September 2008
	Executive vice president, chief operating officer and general counsel	March 2007 — October 2007
	Senior vice present and general counsel	December 2005 — March 2007

Senior vice president and counsel	August 2005 — December 2005
Vice present and counsel	September 2003 — August 2005
Paul H. McDowell has served as president — office and industrial of our advisor since March 2014. In addition, Mr. McDowell serves in the following positions for certain other programs sponsored by Cole Capital and certain affiliates of Cole Capital:

Entity	Position(s)	Dates
CCI Advisors, Cole Income NAV Strategy Advisors ………………………………………	President — Office and Industrial	February 2014 — Present
Mr. McDowell served as president of the office and industrial division of ARC Advisory Services, LLC, a subsidiary of AR Capital, LLC, from November 2013 until January 2014, when he joined ARCP as the president of its office and industrial division. Mr. McDowell was a founder of CapLease, Inc. (CapLease), an NYSE-listed REIT that primarily owned and managed a diversified portfolio of single-tenant commercial real estate properties subject to long-term leases to high-credit-quality tenants, prior to its acquisition by ARCP in November 2013. He had been continuously employed by CapLease or its predecessor companies since 1994, including as chief executive officer from March 2001 until November 2013, and as senior vice president, general counsel and secretary from 1994 until February 2001. He served on CapLease’s board of directors from November 2003 until November 2013 and as chairman of the board from December 2007 until November 2013. He served on the board of directors of CapLease’s predecessor, Capital Lease Funding, LLC, from November 2001 until March 2004. He was also a member of CapLease’s investment committee, a committee that oversaw CapLease’s asset investment and due diligence process. From 1991 until 1994, Mr. McDowell was corporate counsel for Sumitomo Corporation of America, the principal U.S. subsidiary of one of the world’s largest integrated trading companies. As corporate counsel, Mr. McDowell advised on a wide range of domestic and international corporate legal matters, including acquisitions, complex financing transactions, power plant development, shipping, litigation management and real estate. From 1987 to 1990, Mr. McDowell was an associate in the corporate department at the Boston law firm of Nutter, McClennen & Fish. Mr. McDowell served on the board of directors of Feldman Mall Properties, Inc., which was a public company, within the past five years. Mr. McDowell received a J.D. with honors from Boston University School of Law in 1987 and received a B.A. from Tulane University in 1982.
Todd J. Weiss has served as general counsel, real estate of our advisor since March 2014. In addition, Mr. Weiss serves in the following positions for certain other programs sponsored by Cole Capital and certain affiliates of Cole Capital:

Entity	Position(s)	Dates
CCPT I Advisors, CCPT III Advisors,
CCI Advisors, CCPT IV Advisors, Cole Income
NAV Strategy Advisors, CCPT V Advisors,
Cole Capital Partners, Cole Capital Advisors …..	General Counsel, Real Estate	March 2014 — Present
Prior to joining Cole Capital and its affiliates in November 2004, Mr. Weiss was an associate general counsel and assistant secretary with GE Capital Franchise Finance Corporation from February 2002 until November 2004. He was in private practice with the law firm of Snell & Wilmer LLP from 1997 to 2002. Mr. Weiss received a B.A. degree in Government from The University of Texas at Austin in 1994 before earning his J.D. and graduating with high honors in 1997 from Chicago-Kent College of Law.

CCIT2-SUP-07

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